Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Investors Capital Holdings, Ltd. and Subsidiaries on Form S-8 (No. 333-117807, No. 333-134885,  No. 333-173120 and No. 333-174553),  of our report dated June 20, 2013 with respect to our audits of the consolidated financial statements of Investors Capital Holdings, Ltd. and Subsidiaries as of March 31, 2013 and 2012 and for the years then ended, which report is included in this Annual Report on Form 10-K of Investors Capital Holdings, Ltd. and Subsidiaries for the year ended March 31, 2013.

/s/ Marcum LLP

Marcum, LLP

Boston, Massachusetts

June 20, 2013